                                                                   EXHIBIT 99(f)


                            INVESTMENT ADVISORY AGREEMENT


     AGREEMENT made this 31st day of October, 1997 among TSG Ventures L.P., a Delaware limited partnership (the "Partnership"), TSGVI Associates, Inc., a Delaware corporation and the general partner of the Partnership (the "General Partner"), and TSG Management Co., L.L.C., a Delaware limited liability company (the "Manager").

                                W I T N E S S E T H:

     WHEREAS, the General Partner is the general partner of the Partnership and desires to engage the Manager on behalf of the Partnership to act as the manager of the Partnership as hereinafter set forth; and

     WHEREAS, the Manager is willing to act as aforesaid on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1.   Services to be Rendered by the Manager.

          A. The Partnership and the General Partner hereby appoint the Manager, and the Manager hereby accepts such appointment, as the manager for the Partnership on the terms and conditions set forth herein, subject to control by the General Partner, in its sole discretion. Without limiting the generality of the foregoing, the Manager shall advise and consult with the General Partner concerning the general and day-to-day operations of the Partnership and its subsidiaries and the acquisition and disposal of, and dealings with, investments by or for the account of the Partnership and its subsidiaries; shall regularly provide the Partnership with such investment research, advice and management as shall be necessary or appropriate for the proper management of the Partnership's and its subsidiaries' assets, subject to the provisions of the Agreement of Limited Partnership of the Partnership, as amended from time to time (the "Partnership Agreement"), and any other agreement to which the Partnership or the General Partner is a party (collectively, the "Additional Agreements"); shall be responsible for ensuring fulfillment of the obligations of the General Partner under the Partnership Agreement and the Additional Agreements and ensuring compliance by the Partnership with the provisions of the Small Business Investment Act of 1958, as amended, and the rules and regulations of the Small Business Administration, including without limitation the provisions of the 3% Preferred Stock Repurchase Agreement dated June 20, 1994 entered into by the Partnership's predecessor-in-interest. The provisions of this Management Agreement shall not, however, confer any power or authority on the Manager to enter into any transaction on behalf of or in any way bind the General Partner or the Partnership except as expressly conferred upon the Manager by the General Partner and only in accordance with the terms and provisions of the Partnership Agreement. In performing its duties hereunder, the Manager shall act in accordance with the provisions of the Partnership Agreement and, in connection therewith, shall not knowingly take or recommend the taking of any action which would constitute a breach of the Partnership Agreement or any other agreement to which the Partnership or the General Partner is a party. All terms used herein which are not otherwise defined are used as defined in the Partnership Agreement.

          B. The Manager shall furnish all such information concerning its activities hereunder as shall from time to time be requested or required by the General Partner, and shall afford to the General Partner, the Partnership's auditors and the Partnership's other representatives access to all documents and records concerning the Partnership and the activities of the Manager hereunder as shall be requested or required by the General Partner.

     2. Manager's Fees. As compensation for services to be rendered hereunder, the Partnership shall pay or reimburse the Manager for the following, in each case subject to the provisions of Section 5.3(b) of the Partnership Agreement (and, in the case of any conflict between this Agreement and said provisions, said provisions shall govern) (the "Management Fee"):

          A. Subject to assumption by the Manager of all obligations to pay employee compensation contemplated by Section 5.3 of the Partnership Agreement, all base salary and incentive compensation reasonably paid or accrued by the Manager to the extent the amounts thereof relate to services performed on behalf of the Partnership to the extent the amounts thereof do not exceed the amounts payable pursuant to the compensation arrangements approved by the United States Small Business Administration (the "SBA") from time to time with respect to the Partnership or its predecessor, subject to such limitations and restrictions thereto as to which the Partnership may agree or may have agreed (the "Compensation Arrangements") and subject to appropriate reduction to the extent that services for which compensation is payable pursuant to the Compensation Arrangements are not performed by the Manager. The Compensation Arrangements as in effect on the date of this Agreement are attached hereto as Exhibit A. Such portion of the Management Fee, and each component thereof, shall be paid on the date on which the corresponding payment under the Compensation Arrangements would be made if it had been paid directly by the Partnership or its predecessor.

          B. The Partnership's share of all costs allocated to the Partnership pursuant to the Cost Sharing Agreement, dated as of January 31, 1995, between TSG Capital Group, L.L.C. and TSG Ventures Inc., as amended (the "Cost Sharing Agreement"), which Cost Sharing Agreement has previously been approved by the SBA, subject to assumption by the Manager of all obligations of TSG Ventures Inc. thereunder. Such portion of the Management Fee, and each component thereof, shall be paid on the date on which the corresponding payment or allocation under the Cost Sharing Agreement is made.

          C. A reasonable charge for equipment provided or used by the Manager in connection with the performance of its duties hereunder, in each case determined in advance by the General Partner and the Manager. Such portion of the Management Fee shall be paid monthly upon presentation of reasonably itemized invoices therefor.

          D. Such other reasonable expenses incurred by the Manager in connection with the performance of its duties hereunder, to the extent consistent with past practices, in each case determined in advance by the General Partner and the Manager, provided that the parties hereby agree that such expenses shall include the employer's share of any and all payroll taxes in respect of salaries paid or reimbursed hereunder. Such portion of the Management Fee shall be paid monthly upon presentation of reasonably itemized invoices therefor, provided that payments in respect of payroll taxes as aforesaid shall be made on or prior to the date on which such taxes must be deposited with the relevant governmental authority.

     3. Other Expenses. The Partnership shall directly pay all reasonable expenses incurred by the Partnership in connection with the conduct of its investment activities (without duplication of the Management Fee or any part thereof), subject to such limitations as may be imposed by the SBA. Such expenses shall include, without limitation, legal, accounting and other professional fees, examination fees and meeting costs.

     4. Affiliations. The parties hereto agree that any member, shareholder, partner, officer, director, employee or agent of the Manager may be a partner, officer, employee or agent of the Partnership or a partner, officer, employee or agent of the General Partner.

     5.   Indemnification and Exculpation.

     A. The Manager shall not be liable and shall be exculpated and indemnified by the Partnership to the full extent provided in
          Section 5.5 of the Partnership Agreement.

     B. In addition, subject to the terms and provisions of the Partnership Agreement, the General Partner (on behalf of itself and not on behalf of the Partnership) shall indemnify the Manager (including its partners and its and their directors, officers employees, beneficial owners, agents and affiliates and each person who controls the Manager) against and hold it harmless from any expense, loss, liability or damage (including reasonable counsel fees and expenses) arising out of any claim asserted in connection with the Manager serving or having served as such pursuant to this Investment Advisory Agreement. In case any claim shall be made or action brought against the Manager for any reason for which indemnity may be sought against the General Partner as provided above, the Manager shall promptly notify the General Partner in writing setting forth the particulars of such claim or action and the General Partner may assume the defense thereof. In the event that the General Partner so assumes the defense, the Manager shall have the right to retain separate counsel in any such action but shall bear the fees and expenses of such counsel unless (i) the General Partner shall have specifically authorized the retaining of such counsel or (ii) the parties to such suit include the Manager, the

          Partnership, and the General Partner, and the Manager has been advised in writing by such counsel that one or more legal defenses may be available to it which may not be available to the General Partner. All obligations of the General Partner under this Paragraph B shall expire on the Changeover Date.

     The term "liability," as used in this Section, shall include any losses, claims, damages, expenses (including, without limitation, the Manager's reasonable costs and expenses in defending itself against losses, claims or investigations of any nature whatsoever) or other liabilities arising for any reason under this Management Agreement.

     6. Confidentiality. For purposes hereof, the term "Confidential Material" shall be defined to mean all proprietary or confidential information furnished to the Manager, or any of its members, officers, employees or agents (each a "Receiving Party") by the Partnership or the General Partner, or any of their respective employees or agents (each a "Disclosing Party"). Notwithstanding the foregoing, the term "Confidential Material" shall not include information which becomes generally available to the trade or the public other than as a result of a disclosure by the Disclosing Party. In connection with and as a condition to the Disclosing Party furnishing Confidential Material to the Receiving Party, the Manager hereby agrees that, during the term of this Agreement and thereafter, the Receiving Party shall treat all Confidential Material confidentially, and not disclose it except in accordance herewith. Notwithstanding the foregoing or any other provision contained herein, unless otherwise agreed to by the parties hereto, the Receiving Party may not in any manner use any Confidential Material for any purpose other than in connection with performance by the Manager of its obligations hereunder.

     7. Amendments; Term. No provision of this Management Agreement, nor of any agreement assumed by the Manager from the Partnership's predecessor-in-interest, may be amended, altered or modified unless in a writing executed by the parties hereto and approved by a Majority Interest of the partners of the Partnership. This Management Agreement shall become effective commencing as of the date hereof and shall continue until the earlier of (a) the date that the Partnership is dissolved and its liquidation completed under the Partnership Agreement, (b) the date of the removal of the Manager under the Partnership Agreement; provided, that Section 5 will survive until the first anniversary thereof and (c) termination of this Management Agreement by the General Partner, in its sole discretion.

     8. Notice. Any notice under this Management Agreement shall be given in writing, addressed and delivered by first class mail, postage paid, and shall be deemed to be effective upon receipt, if to the Partnership, the General Partner or the Manager:

               c/o TSG Management Co., L.L.C.
               177 Broad Street
               Stamford, Connecticut  06901

or at such other address as such party shall have specified in writing to the other parties hereto.

     9. Assignment. This Management Agreement may not be assigned in whole or in part, nor any obligations hereunder subcontracted, by any of the parties hereto. The covenants and agreements contained herein shall inure to the benefit of the parties hereto and to the parties to the Stockholders Agreement (as defined in the Partnership Agreement).

     10. Governing Law. This Management Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

     11. Counterparts. This Management Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

     12. Entire Agreement. There are no oral agreements or understandings with respect to or affecting this Management Agreement, and this Management Agreement and the Partnership Agreement and the Stockholders Agreement constitute the entire agreement between the parties hereto with regard to the subject hereof.

     13. Related Agreements. This Management Agreement will be subject to the terms and provisions of the Partnership Agreement and the Stockholders Agreement, and in the event of any conflict between this Management Agreement and the Partnership Agreement or the Stockholders Agreement, the Partnership Agreement and the Stockholders Agreement will supersede and control such conflict.

     14. Independent Contractors. For all purposes of this Agreement, the Manager shall be an independent contractor and not an employee or agent of the Partnership or the General Partner; nor shall anything herein be construed as making the Partnership or the General Partner a partner or co-venturer with the Manager or any of its affiliates.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.




TSGVI ASSOCIATES, INC.                TSG MANAGEMENT CO., L.L.C.


By:  /s/ Duane E. Hill                By:  /s/ Duane E. Hill
     ------------------------------        ------------------------------
Name:  Duane E. Hill                  Name:  Duane E. Hill
Title:                                Title:


TSG VENTURES L.P.
By: TSGVI Associates, Inc.
    its general partner


By:  /s/ Duane E. Hill
     -------------------------------
Name: Duane E. Hill
Title: